UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 16, 2006
BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (773) 380-3000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report
TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
Item 1.01 Entry into a Material Definitive Agreement.
On October 16, 2006, Bally Total Fitness Holding Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., (“JPMorgan”), as Agent, Morgan Stanley Senior Funding, Inc., as Syndication Agent, and Canyon Capital Advisors LLC and Goldman Sachs Credit Partners L.P. (collectively, the “Lenders”). The Credit Agreement provides for (i) a tranche B term loan facility in the amount of $205,900,000, (ii) a delayed-draw term loan facility in the amount of $34,100,000, and (iii) a revolving credit facility in the amount of $44,000,000. The Company used borrowings under the Credit Agreement to refinance all outstanding indebtedness under its existing credit agreement. A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference. A copy of the press release announcing the closing of the Credit Agreement is filed as Exhibit 99.1 and incorporated herein by reference.
Item 8.01 Other Events.
On October 13, 2006, the Company entered into a sale contract with respect to four clubs. The Company expects to receive net proceeds of approximately $10.0 million from the sale of these clubs. The closing of the sale is expected to occur on October 23, 2006. The Company will enter into long-term leases with the buyer of these clubs in connection with the closing. A copy of the press release announcing the execution of the sale contract is filed as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1 Amended and Restated Credit Agreement, dated as of October 16, 2006, by and among, among Bally Total Fitness Holding Corporation, as Borrower, the several banks and other financial institutions parties thereto, JPMorgan Chase Bank, N.A., as Agent, and Morgan Stanley Senior Funding, Inc., as Syndication Agent.
99.1 Press Release, dated October 17, 2006, announcing the closing of the Credit Agreement and sale contract.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION Registrant

Dated: October 20, 2006	/s/ Marc D. Bassewitz
Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel